Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 1, 2014, relating to the consolidated financial statements and financial statement schedule of Layne Christensen Company, and the effectiveness of Layne Christensen Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2014.

/s/ Deloitte & Touch LLP

Houston, Texas
May 1, 2014